Exhibit 10.4

STOCK APPRECIATION RIGHTS AWARD

(STOCK SETTLED)

Award Number:

Award Date	Number of Shares	Grant Price	Expiration Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to

«Name»

(“Participant”) stock appreciation rights (the “Stock Appreciation Rights”) with respect to the number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above in the box labeled “Number of Shares” (the “Shares”). The initial value of each Share is indicated above in the box labeled “Grant Price.” This Award represents the right to receive, on exercise of this Award, shares of Common Stock (the “Issued Shares”) with respect to the Shares as to which the Award has vested (the “Vested Shares”) and is being exercised.

The Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”), the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan, pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

This Award is subject to the terms and conditions set forth below and in the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Stock Appreciation Rights.

(a) No Shareholder Rights. The Stock Appreciation Rights granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock prior to the exercise of the Stock Appreciation Rights and the receipt of the Issued Shares in accordance with this Award. The rights of Participant with respect to this Award shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 2, 3 or 4 hereof.

(b) Exercise of Stock Appreciation Rights; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Stock Appreciation Rights are vested in accordance with Sections 2, 3, or 4, and exercised in accordance with Section 5. Upon exercise of the Stock Appreciation Rights, Participant shall be entitled to receive a number of Issued Shares for each Vested Share with respect to which the Stock Appreciation Rights are exercised equal to (i) the excess of the Fair Market Value of one Share on the date of exercise over the Grant Price, divided by (ii) the Fair Market Value of one Share on the date of exercise. The Issued Shares shall be issued in to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be. For purposes of this Award, “Fair Market Value” means the closing price of the Shares as reported on the New York Stock Exchange on the last day on which the New York Stock Exchange was open for trading immediately prior to day on which the Stock Appreciation Rights are exercised.

2. Vesting. Subject to the terms and conditions of this Award, the Stock Appreciation Rights shall vest and may be exercised by Participant with respect to             % of the Shares on each of the                                          anniversaries of the Award Date if Participant remains continuously employed by the Company or any Affiliate until the respective vesting dates.

3. Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions contained in Section 2 or in Section 4, but subject to the other terms and conditions set forth herein, the Stock Appreciation Rights shall immediately become fully vested and exercisable if, on or within two years after the effective date of a Change in Control, Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement (as defined below), (iv) due to Participant’s failure to return to work as the result of a long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant (“Disability”), or (v) in the circumstances described in Section 4(c). For purposes of this Award:

(a)	“Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

(b)	“Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, or (e) material breach of any employment agreement between the Participant and the Company or any Affiliate, if any. The Company will, within 90 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

(c)	“Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:

(i)	any reduction in Participant’s base salary or a material reduction in Participant’s total compensation;

(ii)	a reduction in Participant’s annual or long-term incentive opportunities;

(iii)	a diminution in Participant’s duties, responsibilities or authority;

(iv)	a significant diminution in the budget over which the Participant retains authority;

(v)	a change in Participant’s reporting relationship; or

(vi)	a relocation of more than 25 miles from Participant’s primary office location.

Participant will, within 90 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail; provided however that this notice period shall be shortened or waived to the extent necessary if compliance with the notice period would cause the termination for Good Reason to occur following the second anniversary of the effective date of the Change in Control. Except as contemplated by the preceding sentence, in any instance where Participant may have grounds for Good Reason, failure by Participant to provide written notice of the grounds for Good Reason within 90 days of discovery shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.

4. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. Except as expressly provided in Section 3 or this Section 4, if Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), then Participant may at any time within the Exercise Period (as defined below) exercise the Stock Appreciation Rights with respect to the Vested Shares on the date of the termination. Participant’s Stock Appreciation Rights with respect to any unvested Shares shall be immediately and irrevocably forfeited on the date of termination.

(b) Death or Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s Disability, then: (i) the Stock Appreciation Rights with respect to any unvested Shares shall immediately vest and be exercisable, and (ii) Participant (or Participant’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Stock Appreciation Rights are transferred by will or the applicable laws of descent and distribution) may, subject to Section 8, at any time within the shorter of (1) the Expiration Date of the Award or (2) a period of five years after the Participant’s death or Disability, or for such other longer period established at the discretion of the Committee, exercise the Stock Appreciation Rights to the extent of the full number of Vested Shares.

(c) Severance. Subject to Section 3, if Participant’s employment with the Company or any Affiliate terminates at a time when Participant is not eligible for Retirement (as defined below) and, in the circumstances, Participant is entitled to severance or separation pay, the following provisions will apply. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Stock Appreciation Rights shall continue to vest and become exercisable for the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company, then the Stock Appreciation Rights shall continue to vest and become exercisable for the period of such severance that Participant would be entitled to receive under the agreement as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then the Stock Appreciation Rights shall continue to vest and become exercisable for the lesser of the period (i) Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments or (ii) of separation pay. In either case, should Participant be paid in a lump sum versus bi-weekly payments, the Stock Appreciation Rights shall continue to vest and become exercisable for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly. Any Stock Appreciation Rights that vest after Participant’s termination of employment pursuant to this Section 4(c) may be exercised during the Exercise Period (as defined below). For avoidance of doubt, any Stock Appreciation Rights that are unvested on the date of termination of Participant’s employment and do not vest under the schedule set forth in Section 2 during the applicable severance or separation pay period identified above in this Section 4(c) shall be forfeited.

(d) Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination the Participant is eligible for Retirement, then (i) the Stock Appreciation Rights shall continue to vest and become exercisable as if such termination of employment had not occurred and (ii) the Participant may, at any time within the shorter of (1) the Expiration Date of the Award or (2) a period of five years after such termination of employment by reason of the Participant’s Retirement or for such other longer period established at the discretion of the Committee, exercise the Stock Appreciation Rights to the extent of the full number of Vested Shares which are then exercisable.

(e) For purposes of this Award, “Exercise Period” means the greater of (i) a period of three months after the date of termination of Participant’s employment, (ii) if Participant is entitled to severance or separation pay, a period of three months after vesting ceases as provided in Section 4(c), or (iii) such other longer period established at the discretion of the Committee. Notwithstanding any other provision of this Agreement, the Stock Appreciation Rights shall in no event be exercisable to any extent or by any Person after the Expiration Date.

(f) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.

(g) For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall [not] include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.

5. Method of Exercise. The Stock Appreciation Rights may be exercised with respect to Vested Shares by delivery to the Company of a notice (in a form and manner acceptable to the Company) which shall state that Participant elects to exercise the Stock Appreciation Rights as to the number of Vested Shares specified in the notice as of the date specified in the notice.

6. Restriction on Transfer. During Participant’s lifetime, the Stock Appreciation Rights shall be exercisable only by Participant. Participant may not transfer the Stock Appreciation Rights except by will or by the laws of descent and distribution, or pursuant to a domestic relations order as described in the Code or Title I of the Employee Retirement Income Security Act (or the rules promulgated thereunder). Any attempt to otherwise transfer the Stock Appreciation Rights shall be void.

7. Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that the Stock Appreciation Rights are exercised in whole or in part and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to any shares of Common Stock acquired upon the exercise of the Stock Appreciation Rights. One-third (1/3) of the net number of any shares of Common Stock acquired upon the exercise of the Stock Appreciation Rights at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities subject to the Stock Appreciation Rights following any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the date the Stock Appreciation Rights are exercised. For purposes of this Award, the “net number of any shares of Common Stock acquired” shall mean the number of Issued Shares received with respect to a particular exercise pursuant to Section 1(b) after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the exercise of the Stock Appreciation Rights. The restrictions of this Section 7 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

8. Termination. The Stock Appreciation Rights granted pursuant to this Award shall terminate on the earlier to occur of (a) the date indicated above in the box labeled “Expiration Date” or (b) as provided in Section 4 above.

9. Forfeiture of Stock Appreciation Rights and Shares. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Stock Appreciation Rights, or be required to repay the Company for the value realized in respect of all or a portion of the Stock Appreciation Rights.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants in Section 10, then any (i) unvested Stock Appreciation Rights and (ii) Stock Appreciation Rights that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment and that have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor (the “Forfeited SARs”). If any such Forfeited SARs have been exercised prior to Participant’s violation of the Restrictive Covenants, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 9(a) below.

To the extent that such Shares have been sold, the amount shall be the aggregate proceeds received from such sale of Shares. To the extent that such Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of such Shares on the date the Forfeited SARs were exercised.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any vested and unvested Stock Appreciation Rights then held by the Participant shall be immediately cancelled and rendered null and void without any payment therefor. In addition, for any Stock Appreciation Rights that were exercised during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements (the “Covered SARs”), the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 9(b) below.

To the extent that such Shares have been sold, the amount shall be the aggregate proceeds received from such sale of Shares. To the extent that such Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of such Shares on the date the Covered SARs were exercised.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Stock Appreciation Rights to Participant. By receiving the grant of Stock Appreciation Rights hereunder, Participant agrees that the Company may deduct from any amounts it owes

Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

10. Restrictive Covenants. In consideration of the terms of this Award and the Company’s sharing of Confidential Information with the Participant, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for the greater of two years after the termination of Participant’s employment for any reason whatsoever or the period of time during which the Stock Appreciation Rights remain exercisable, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom the Participant learned Confidential Information during employment related to the Company’s provision of products or services to such Company provider or customer, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom the Participant learned Confidential Information during employment related to the Company’s provision of products or services to prospective Company provider or customer;

(ii)	Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;

(iii)	Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for the greater of one year after the termination of Participant’s employment for any reason whatsoever or the period of time during which the Stock Appreciation Rights remain exercisable, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 36 months of employment with the Company; or

(ii)	Assist anyone in any of the activities listed above.

Notwithstanding the foregoing, this Section 10(c) will apply to the extent permissible under the ABA Model Rules of Professional Conduct’s provisions regarding restrictions on the right to practice law or any applicable state counterpart.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Stock Appreciation Right, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

11. Adjustments to Stock Appreciation Rights. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Stock Appreciation Rights), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of Shares subject to the Stock Appreciation Rights.

12. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) Upon each exercise of Stock Appreciation Rights hereunder, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the exercise of Stock Appreciation Rights or the receipt of Issued Shares by having the Company withhold a portion of the Issued Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the date of exercise, Participant notifies the Company that Participant has elected, and makes appropriate arrangements acceptable to the Company, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

13. Miscellaneous.

(a) This Award does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to issue or deliver any shares of Common Stock upon exercise of any Stock Appreciation Rights until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state security laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 10 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants and the provisions regarding forfeiture of the Stock Appreciation Rights and Shares in this Award shall survive termination of the Stock Appreciation Rights.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

(i) It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.